Exhibit 99.1

Idaho General Mines, Inc. - AMEX : GMO 10 N. Post Street, Suite 610 Spokane, WA 99201 Phone:(509) 838-1213 Fax:(509) 838-0457

Recent Drilling Confirms High-Grade Core of Mt. Hope Deposit.

June 29, 2007 - Idaho General Mines, Inc. (AMEX:GMO) announced today that  it has completed a drill program at the Mt. Hope project, which has yielded data confirming the deposit’s high-grade core. The program consisted of five drill holes that produced an aggregate of over 5,100 feet of core and 1,400 feet of RC drilling.  The core material intersected long runs of mineralization with average Molybdenum grades between 0.145% and 0.118% between 635 and 905 feet in thickness.  All holes were drilled nominally 200 feet apart and targeted mineralization expected to be mined within the first five years of the mine plan.  The Company intends to conduct another drilling program prior to the end of September 2007, which will consist of approximately 14 holes (over 21,000 feet of core) that target mineralization within the first 10 years of planned production.

Bruce D. Hansen, Chief Executive Officer said, “These drill results confirm the project’s high-grade core and support Mt. Hope’s robust economics, particularly in the early years of production.  We believe that our bankable feasibility study scheduled for release in August will allow us to report proven and probable reserves in accordance with reporting requirements.”

The Company believes that Mt. Hope’s first five years of high-grade production, with grade projected at 0.11% Molybdenum, coupled with the project’s low cash cost structure, should allow the Company to realize high margins and a short capital payback period.

The specific holes and associated intercepts are listed below:

Hole	TD	From	To	Length	Assay
ID	(feet)	(feet)	(feet)	(feet)	(% Mo)
MH-183	1235	405	1235	830	0.1390
MH-184	1270	365	1270	905	0.1453
MH-185	1330	625	1330	705	0.1249
MH-186	1340	635	1340	705	0.1208
MH-187	1380	745	1380	635	0.1181

Note: all holes bottomed in ore.  The program is designed to terminate all drilling 50’ below the base of the ten year pit design.

Forward-Looking Statements
Statements herein which are not historical facts, such as estimates of the volume and grade of mineral deposits, future production levels and time periods, exploration results and plans, costs, and prices are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price and production volatility, exploration risks and results, political risks, project development risks and ability to raise financing.  For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-QSB and 10-KSB on file with the SEC. The Company undertakes no obligation and has no intention of updating forward-looking statements.

Contact Information:

Idaho General Mines, Inc.

Robert Dumont — Business Development

Website: http://www.igmines.com/

Email: info@igmines.com

Phone: (509) 838-1213

Seth Foreman — Investor Relations

Phone:  (303) 324-8812

Email:  sforeman@igmines.com